                                                                   Exhibit 10.20










                             LIMITED LIABILITY COMPANY

                                OPERATING AGREEMENT

                                         OF

                           ALTUS INSURANCE HOLDINGS, LLC

                                 TABLE OF CONTENTS


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ARTICLE 1 DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

ARTICLE 2 THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

     2.1. Formation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.2. Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.3. Purpose; Powers. . . . . . . . . . . . . . . . . . . . . . . . . . 13
     2.4. Principal Place of Business. . . . . . . . . . . . . . . . . . . . 14
     2.5. Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.6. Filings; Agent for Service of Process. . . . . . . . . . . . . . . 14
     2.7. Title to Property. . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.8. Payments of Individual Obligations . . . . . . . . . . . . . . . . 15

ARTICLE 3 MEMBERS' CAPITAL CONTRIBUTIONS . . . . . . . . . . . . . . . . . . 15

     3.1. Original Capital Contributions . . . . . . . . . . . . . . . . . . 15
     3.2. Interest on Capital Contributions. . . . . . . . . . . . . . . . . 15
     3.3. Optional Additional Capital Contributions. . . . . . . . . . . . . 15
     3.4. Withdrawal of Capital. . . . . . . . . . . . . . . . . . . . . . . 16
     3.5. Loans by Members . . . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE 4 ALLOCATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

     4.1. Profits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.2. Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     4.3 Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE 5 DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 19

     5.1. Net Cash Flow. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.2. Minimum Distributions. . . . . . . . . . . . . . . . . . . . . . . 19
     5.3. Amounts Withheld . . . . . . . . . . . . . . . . . . . . . . . . . 19
     5.4. Limitations on Distributions . . . . . . . . . . . . . . . . . . . 20

ARTICLE 6 MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     6.1. Managers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.2. Powers of Board of Managers. . . . . . . . . . . . . . . . . . . . 22
     6.3. Duties and Obligations of the Managers . . . . . . . . . . . . . . 22
     6.4. Reimbursements . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     6.5. Indemnification of the Managers. . . . . . . . . . . . . . . . . . 23
     6.6. Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     6.7. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 7 ROLE OF MEMBERS. . . . . . . . . . . . . . . . . . . . . . . . . . 26

     7.1. Rights or Powers . . . . . . . . . . . . . . . . . . . . . . . . . 26
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     7.2. Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     7.3. Meetings of the Members. . . . . . . . . . . . . . . . . . . . . . 26
     7.4. Required Member Consents . . . . . . . . . . . . . . . . . . . . . 27
     7.5. Withdrawal/Resignation . . . . . . . . . . . . . . . . . . . . . . 28
     7.6. Member Compensation. . . . . . . . . . . . . . . . . . . . . . . . 28
     7.7. Members Liability. . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.8. Partition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.9. Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . 28
     7.10. Transactions Between a Member and the Company . . . . . . . . . . 29
     7.11. Other Instruments . . . . . . . . . . . . . . . . . . . . . . . . 29
     7.12. Guarantee of Company Indebtedness . . . . . . . . . . . . . . . . 29
     7.13 Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE 8 REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . 30

     8.1. In General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     8.2. Representations and Warranties . . . . . . . . . . . . . . . . . . 30

ARTICLE 9 ACCOUNTING, BOOKS AND RECORDS. . . . . . . . . . . . . . . . . . . 31

     9.1. Accounting, Books, and Records . . . . . . . . . . . . . . . . . . 31
     9.2. Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     9.3. Accountants. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     9.4. Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

ARTICLE 10 AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

     10.1. Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

ARTICLE 11 TRANSFERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

     11.1. Restrictions on Transfers . . . . . . . . . . . . . . . . . . . . 34
     11.2. Permitted Transfers . . . . . . . . . . . . . . . . . . . . . . . 34
     11.3. Conditions to Permitted Transfers . . . . . . . . . . . . . . . . 34
     11.4. Right of First Refusal. . . . . . . . . . . . . . . . . . . . . . 35
     11.5. PAULA Change of Control . . . . . . . . . . . . . . . . . . . . . 37
     11.6 Prohibited Transfers . . . . . . . . . . . . . . . . . . . . . . . 37
     11.7 Rights of Unadmitted Assignees . . . . . . . . . . . . . . . . . . 38
     11.8 Admission of Substituted Members . . . . . . . . . . . . . . . . . 38
     11.9 Representations Regarding Transfers; Legend. . . . . . . . . . . . 39
     11.10 Distributions and Allocations in Respect of Transferred
           Membership Interest . . . . . . . . . . . . . . . . . . . . . . . 39
     11.11 Membership Interest . . . . . . . . . . . . . . . . . . . . . . . 40

ARTICLE 12 ADVERSE ACT . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

     12.1. Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     12.2. Adverse Act Purchase. . . . . . . . . . . . . . . . . . . . . . . 41
     12.3. Net Equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     12.4. Gross Appraised Value . . . . . . . . . . . . . . . . . . . . . . 43

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     12.5. Extension of Time . . . . . . . . . . . . . . . . . . . . . . . . 43

ARTICLE 13 DISSOLUTION AND WINDING UP. . . . . . . . . . . . . . . . . . . . 44

     13.1. Dissolution Events. . . . . . . . . . . . . . . . . . . . . . . . 44
     13.2. Winding Up. . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     13.3. Compliance With Certain Requirements of Regulations;
           Deficit Capital Accounts. . . . . . . . . . . . . . . . . . . . . 46
     13.4. Rights of Members . . . . . . . . . . . . . . . . . . . . . . . . 46
     13.5. Notice of Dissolution/Termination . . . . . . . . . . . . . . . . 46
     13.6. Allocations During Period of Liquidation. . . . . . . . . . . . . 47
     13.7. Character of Liquidating Distributions. . . . . . . . . . . . . . 47
     13.8. The Liquidator. . . . . . . . . . . . . . . . . . . . . . . . . . 47
     13.9. Form of Liquidating Distributions . . . . . . . . . . . . . . . . 47

ARTICLE 14 POWER OF ATTORNEY . . . . . . . . . . . . . . . . . . . . . . . . 48

     14.1. Managers as Attorneys-In-Fact . . . . . . . . . . . . . . . . . . 48
     14.2. Nature of Special Power . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE 15 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . 49

     15.1. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     15.2. Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . 49
     15.3. Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     15.4. Time. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     15.5. Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     15.6. Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     15.7. Incorporation by Reference. . . . . . . . . . . . . . . . . . . . 49
     15.8. Variation of Terms. . . . . . . . . . . . . . . . . . . . . . . . 50
     15.9. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     15.10. Payment of Fees and Expenses . . . . . . . . . . . . . . . . . . 50
     15.11. Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . 50
     15.12. Counterpart Execution. . . . . . . . . . . . . . . . . . . . . . 50
     15.13. Specific Performance . . . . . . . . . . . . . . . . . . . . . . 50

EXHIBIT A. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

EXHIBIT B. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

EXHIBIT C. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54

EXHIBIT D. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63

                             LIMITED LIABILITY COMPANY
                                OPERATING AGREEMENT
                                         OF
                           ALTUS INSURANCE HOLDINGS, LLC

     This OPERATING AGREEMENT is entered into as of March 12, 1999, by and between PAULA Financial, a Delaware corporation, R. Steven Clark, an individual resident in the State of Washington, Edward A. Lopit, an individual resident in the State of Washington, Lawrence A. Riggs, an individual resident in the State of Washington and John R. Snyder, an individual resident in the State of Washington, as Members pursuant to the provisions of the Act, on the following terms and conditions:


                                     ARTICLE 1
                                    DEFINITIONS

1.1 Capitalized words and phrases used in this Agreement have the following meanings:

     "ACCEPTING OFFEREES" shall have the meaning set forth in Section 11.4(d) hereof.

     "ACT" means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, ET SEQ., as amended from time to time (or any corresponding provisions of succeeding law).

     "ADDITIONAL CAPITAL CONTRIBUTIONS" means, with respect to each Member, the Capital Contributions made by such Member pursuant to Section 3.1 and
Section 3.3 hereof.

     "ADVERSE ACT" means, with respect to any Member, any of the following:

            (i) a failure by such Member to make any Capital Contribution required pursuant to any provision of the Agreement;

            (ii) A determination that such Member has committed a material breach of any material covenant contained in this Agreement or materially defaulted on any material obligation provided for in this Agreement and such breach or default continues for thirty (30) days after the date written notice thereof has been given to such Member by any other Member, PROVIDED that, if such breach or default is not a failure to pay money and is of such a nature that it cannot reasonably be cured within such thirty (30) day period, but is curable and such Member in good faith begins efforts to cure it within such thirty (30) day period and continues diligently to do so, such Member shall have a reasonable additional period thereafter to effect the cure (which shall not exceed an additional ninety (90) days unless otherwise approved by the Board of Managers), and PROVIDED FURTHER THAT, if within thirty (30) days after written notice of such breach or default has been given to such Member, such Member delivers written notice (the "CONTEST NOTICE") to each other Member and each Manager that it contests such notice of breach or default, such breach or default shall not constitute an Adverse Act unless and until (and assuming that such breach or default has not theretofore been cured in full and that any applicable grace period has expired) there is a Final Determination that such Member's actions or failures to act constituted such a breach or default;

            (iii) A Transfer of all or any portion of such Member's Interest except as expressly permitted or required by this Agreement; or

            (iv) The Bankruptcy of such Member or the occurrence of any other event which would permit a trustee or receiver to acquire control of the affairs or assets of such Member.

     "ADVERSE MEMBER" is any Member with respect to whom an Adverse Act has occurred.

     "AFFILIATE" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person
(ii) any officer, director, partner, member, or trustee of such Person or
(iii) any Person who is an officer, director, partner, member, or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, or persons exercising similar authority with respect to such Person or entities.

     "AGREEMENT" means this Limited Liability Company Operating Agreement of Altus Insurance Holdings, LLC, including all Exhibits attached hereto, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

     "APPROVAL OF THE MEMBERS" means the approval of a majority in interest of the Management Members and the approval of PAULA; provided that at such time as PAULA becomes entitled to be allocated seventy five percent (75%) of the Profits pursuant to Article 4, Approval of the Members shall mean the approval of Members entitled to be allocated a majority of the Profits pursuant to Article 4.

     "BANKRUPTCY" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "VOLUNTARY BANKRUPTCY" means, with respect to any Person (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, or (ii) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its Property. An "INVOLUNTARY BANKRUPTCY" means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the Property of such Person which order shall not be dismissed within ninety (90) days.

     "BOARD OF MANAGERS" means the Board of Managers referred to in
Section 6.1(a).

     "BUSINESS" means the business of managing the business of the Subsidiary holding all of the capital stock of the Subsidiary and matters incidental thereto.

     "BUSINESS DAY" means a day of the year other than a Saturday, a Sunday, or a banking holiday in the State of Washington or in Bermuda.

     "BUY-SELL NOTICE" shall have the meaning set forth in Section 11.5(b).

     "BUY-SELL PRICE" shall have the meaning set forth in Section 12.2(a) hereof.

     "CALENDAR QUARTER" means (i) the period commencing on the Effective Date and ending on March 31, 1999, (ii) any subsequent three-month period commencing on each of April 1, July 1, October 1 and January 1 and ending on the last date before the next such date, and (iii) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all Property is distributed to the Members pursuant to Section 13 hereof.

     "CALENDAR YEAR" means (i) the period commencing on the Effective Date and ending on December 31, 1999, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss or deduction pursuant to Section 4 hereof or (iv) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Section 13 hereof.

     "CAPITAL ACCOUNT" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

            (i) To each Member's Capital Account there shall be credited (A) such Member's Capital Contributions, (B) such Member's distributive share of Profits as provided for in Sections 4.1 and 4.3, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member;

            (ii) To each Member's Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member's distributive share of Losses as provided for in Section 4.2, and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

            (iii) In the event a Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Membership Interest; and

            (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Members may make such modification, PROVIDED that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 13 hereof upon the dissolution of the Company. The Members also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(G), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

     "CAPITAL CONTRIBUTIONS" means, with respect to any Member, the amount of money contributed to the Company with respect to the Membership Interest in the Company held or purchased by such Member, including ADDITIONAL CAPITAL CONTRIBUTIONS.

     "CAUSE" means the occurrence or existence of any of the following with respect to an officer of the Company as determined by the Board of Managers: (i) a material breach by the officer of any of his obligations under the then effective employment agreement, if any, between the officer and the Company or, in the event that there is no employment agreement, a material breach of any duties and responsibilities assigned to the officer, PROVIDED, HOWEVER, that in each case Cause shall not be deemed to exist until the Company shall have given written notice specifying the claimed material breach and the officer fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice, PROVIDED, HOWEVER, that the failure by the Company to achieve performance targets shall not, in and of itself, constitute Cause; (ii) any misappropriation, embezzlement, intentional fraud or similar conduct involving the Company; (iii) the conviction or the plea of nolo contendere or the equivalent in respect of a felony or a crime involving moral turpitude; or (iv) the repeated non-prescription use of any controlled substance or the repeated use of alcohol or any other non-controlled substance which, in any case described in this clause (iv), the Board of Managers reasonably determines renders the officer unfit to serve in his capacity as an officer of the Company, except to the extent such determination would be reasonably related to illness, disability or medical emergency affecting the officer or a member of their immediate family.

     "CERTIFICATE" means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

     "CERTIFICATE OF CANCELLATION" means a certificate filed in accordance with 6 Del. C. Section 18-203.

     "CHIEF EXECUTIVE OFFICER" means the Chief Executive Officer of the Company, including any interim Chief Executive Officer.

     "CLARK" means R. Steven Clark, an individual resident in the State of Washington.

     "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time.

     "COMPANY" means the limited liability company formed pursuant to this Agreement and the Certificate and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

     "DEPARTING MEMBERS" shall have the meaning set forth in Section 6.6(f) hereof.

     "DEPRECIATION" means, for each Calendar Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Calendar Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Calendar Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Calendar Year bears to such beginning adjusted tax basis; PROVIDED, HOWEVER, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Calendar Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

     "DISSOLUTION EVENT" shall have the meaning set forth in Section 13.1(a) hereof.

     "EFFECTIVE DATE" shall have the meaning set forth in Section 2.5 hereof.

     "ELECTION NOTICE" shall have the meaning set forth in Section 12.2(a) hereof.

     "EXECUTIVE COMMITTEE" means the Executive Committee of the Board of Managers.

     "FINAL DETERMINATION" means (i) a determination set forth in a binding settlement agreement between the Company and the Member alleged to have committed an ADVERSE ACT, which settlement agreement has been approved by the Board of Managers, or (ii) a final judicial determination, not subject to further appeal, by a court of competent jurisdiction.

     "FIRM OFFER" shall have the meaning set forth in Section 11.4(b) hereof.

     "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

     "GROSS APPRAISED VALUE" shall have the meaning set forth in Section 12.4(a) hereof.

     "GROSS ASSET VALUE" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

            (i) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Managers as of the following times: (A) the acquisition of a Membership Interest in the Company by any new or existing Member in exchange for more than a DE MINIMIS Capital Contribution; (B) the distribution by the Company to a Member of more than a DE MINIMIS amount of Company property as consideration for Membership Interest; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g)[; and (D) the happening of a Valuation Event,] PROVIDED that an adjustment described in clauses (A) and (B) of this paragraph shall be made only if the Board of Managers reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

            (ii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Managers; and

            (iii) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "PROFITS" and "LOSSES"; PROVIDED, HOWEVER, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iii) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iii).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iii), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

     "INVESTED CAPITAL" means with respect to each Member the Capital Contributions made by such Member, net of any liabilities assumed by the Company as a result of such Capital Contribution or to which any contributed Property is subject.

     "INVOLUNTARY BANKRUPTCY" has the meaning set forth in the definition of Bankruptcy.

     "LIQUIDATION PERIOD" has the meaning set forth in Section 13.6 hereof.

     "LIQUIDATOR" has the meaning set forth in Section 13.8(a) hereof.

     "LOPIT" means Edward A. Lopit, an individual resident in the State of Washington.

     "LOSSES" has the meaning set forth in the definition of "Profits" and "Losses."

     "MANAGEMENT MEMBERS" means Clark, Lopit, Riggs and Snyder.

     "MANAGEMENTS' INCENTIVE INTEREST" shall be expressed as a percentage and calculated as set forth on EXHIBIT A and is intended to represent Management's interest in the Company derived from the performance of the Company and to be independent of Management's interest in the Company derived from its Proportion of Capital.

     "MANAGEMENTS' INITIAL INTEREST" shall be calculated as set forth on EXHIBIT A.

     "MANAGEMENTS' TOTAL INTEREST" has the meaning set forth in Section 4.3(b).

     "MANAGER" means any of the individuals elected to serve as a Manager pursuant to the terms of this Agreement and "MANAGERS" means all of such individuals.

     "MEMBER" means any Person (i) who is referred to as such on EXHIBIT B to this Agreement, or who has become a substituted Member pursuant to the terms of this Agreement and (ii) who has not ceased to be a Member.

     "MEMBERS" means all such Persons.

     "MEMBERSHIP INTEREST" means an ownership interest in the Company by a Member as reflected on EXHIBIT B, including any and all benefits to which the holder of such Membership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

     "NET CASH FLOW" means the gross cash proceeds of the Company less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Board of Managers. "Net Cash Flow" shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

     "NET EQUITY" shall have the meaning set forth in Section 12.3 hereof.

     "NET EQUITY NOTICE" shall have the meaning set forth in Section 12.3 hereof.

     "OFFER NOTICE" shall have the meaning set forth in Section 11.4(b) hereof.

     "OFFER PERIOD" shall have the meaning set forth in Section 11.4(c) hereof.

     "OFFER PRICE" shall have the meaning set forth in Section 11.4(a) hereof.

     "OFFERED INTEREST" shall have the meaning set forth in Section 11.4 hereof.

     "OFFEREES" shall have the meaning set forth in Section 11.4(b) hereof.

     "PAULA" means PAULA Financial, a Delaware corporation.

     "PAULA CHANGE OF CONTROL" means with respect to PAULA (i) any sale, transfer, or other conveyance, whether direct or indirect, of all or substantially all of the assets of PAULA, on a consolidated basis, in one transaction or a series of related transactions, (ii) any transaction as a result of which any "Person" or "group" (as such terms are used for the purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, whether or not applicable) obtains possession of fifty percent (50%) of the voting securities of PAULA by contract, family relationship, or otherwise, (iii) a reorganization, merger (not including a merger to effectuate a reincorporation of PAULA) or consolidation of PAULA as a result of which all the outstanding voting securities of PAULA are exchanged for or converted into cash, property and/or securities not issued by PAULA, or (iv) a point in time at which Jeffrey
A. Snider and any one of James A. Nicholson, Andrew M. Slavitt or Bradley K. Serwin are no longer members of the PAULA Board of Directors; and the date of any such PAULA Change of Control shall be the closing date of the transaction(s) that constitute the PAULA Change of Control.

     "PERMITTED TRANSFER" has the meaning set forth in Section 11.2 hereof.

     "PERSON" means any individual, partnership, limited liability company, corporation, trust, estate, association, nominee, or other entity.

     "PROFITS" and "LOSSES" mean, for each Calendar Year, an amount equal to the Company's taxable income or loss for such Calendar Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

            (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

            (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

            (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (i) or (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

            (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

            (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Calendar Year, computed in accordance with the definition of Depreciation; and

            (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses.

     "PROPERTY" means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property.

     "PROPORTION OF CAPITAL" means for each Member the ratio the numerator of which is such Member's Invested Capital and the denominator of which is the Invested Capital of all Members.

     "PURCHASE NOTICE" shall have the meaning set forth in Section 12.2(b) hereof.

     "PURCHASE OFFER" shall have the meaning set forth in Section 11.4(a) hereof.

     "PURCHASER" shall have the meaning set forth in Section 11.4(a) hereof.

     "PURCHASING MEMBERS" shall have the meaning set forth in Section 12.2(b) hereof.

     "RECIPIENT" shall have the meaning set forth in Section 11.5(c).

     "RECONSTITUTION PERIOD" has the meaning set forth in Section 13.1(b) hereof.

     "REGULATIONS" means the Income Tax Regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

     "RELATIONSHIP" has the meaning set forth in Section 6.6(f) hereof.

     "RIGGS" means Lawrence A. Riggs, an individual resident in the State of Washington.

     "SELLER" shall have the meaning set forth in Section 11.4 hereof.

     "SENDER" shall have the meaning set forth in Section 11.5(c) hereof.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SNYDER" means John R. Snyder, an individual resident in the State of Washington

     "SUBSIDIARY" means Altus Casualty Company Ltd., a Bermuda company.

     "TAX MATTERS MEMBER" has the meaning set forth in Section 9.4(a) hereof.

     "TRANSFER" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

     "VALUATION EVENT" means (i) any Dissolution Event; (ii) the sale of all or substantially all the assets of the Company; or (iii) any other event determined to be a Valuation Event by the Board of Managers.

     "VOLUNTARY BANKRUPTCY" has the meaning set forth in the definition of "Bankruptcy."

     "WHOLLY OWNED AFFILIATE" of any Person means an Affiliate of such Person
(i) one hundred percent (100%) of the voting stock or beneficial ownership of which is owned directly by such Person, or by any Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, (ii) an Affiliate to such Person who, directly or indirectly, owns one hundred percent (100%) of the voting stock or beneficial ownership of such Person, and (iii) any Wholly Owned Affiliate of any Affiliate described in clause (i) or clause (ii).

                                     ARTICLE 2
                                    THE COMPANY

     2.1 FORMATION. The Members hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The fact that the Certificate is on file in the office of the Secretary of State, State of Delaware, shall constitute notice that the Company is a limited liability company. Simultaneously with the execution of this Agreement and the formation of the Company, each of the Members shall be admitted as members of the Company. The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Agreement.

     2.2 NAME. The name of the Company shall be Altus Insurance Holdings, LLC and all business of the Company shall be conducted in such name. The Managers may change the name of the Company upon ten (10) Business Days notice to the Members.

     2.3    PURPOSE; POWERS.

     (a) The purposes of the Company are (i) to operate the Business, (ii) to engage in any and all activities related or incidental to the purposes set forth in clause (i). The purposes of the Company may be supplemented or changed by Approval of the Members.

     (b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 2.3 hereof and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Managers pursuant to Article 6 hereof.

     2.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at Bellevue, Washington or at such other location determined by the Board of Managers. The Board of Managers may change the principal place of business of the Company to any other place within or without the State of Delaware upon ten (10) Business Days notice to the Members. The registered office of the Company in the State of Delaware initially is located at National Registered Agents, Inc., 9 East Loockerman Street, Dover, County of Kent, DE 19901.

     2.5 TERM. The term of the Company shall commence from the date of filing the Certificate in the office of the Secretary of State of the State of Delaware in accordance with the Act (the "EFFECTIVE DATE") and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Section 13 hereof.

     2.6    FILINGS; AGENT FOR SERVICE OF PROCESS.

     (a) The Board of Managers are hereby authorized to and shall cause the Certificate to be filed in the office of the Secretary of State of the State of Delaware in accordance with the Act. The Managers shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

            (i)    a change in the Company name;

            (ii) a correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

            (iii) a change in the time for dissolution of the Company as stated in the Certificate and in this Agreement.

     (b) The Members and the Board of Managers shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

     (c) The registered agent for service of process on the Company in the State of Delaware shall be National Registered Agents, Inc. or any successor as appointed by the Members in accordance with the Act.

     (d) Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Section 13, the Board of Managers shall promptly cause to be executed and cause to be filed a certificate of cancellation in accordance with the Act and the laws of any other jurisdictions in which the Board of Managers deem such filing necessary or advisable.

     2.7 TITLE TO PROPERTY. All Property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Property in such Member's individual name, and each Member's interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

     2.8 PAYMENTS OF INDIVIDUAL OBLIGATIONS. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

                                     ARTICLE 3
                           MEMBERS' CAPITAL CONTRIBUTIONS

     3.1 ORIGINAL CAPITAL CONTRIBUTIONS. Each Member shall forthwith deliver to the Company the money, set forth beside such Member's name on EXHIBIT B.

     3.2 INTEREST ON CAPITAL CONTRIBUTIONS. No Member shall be entitled to receive any interest on such Member's Capital Contribution.

     3.3    OPTIONAL ADDITIONAL CAPITAL CONTRIBUTIONS.

     (a) PAULA shall have the option to make each of the following additional capital contributions:

            (i) $2 million at any time between January 1, 2000 and December 31, 2000;
            (ii) $5 million at any time between January 1, 2001 and December 31, 2001;
            (iii) $5 million at any time between January 1, 2002 and December 31, 2002;
            (iv) $5 million at any time between January 1, 2003 and December 31, 2003;
            (v) $2.5 million at any time between January 1, 2004 and December 31, 2004;

and each such option shall be distinct and may be exercised at any time prior to the expiration time noted by delivering a certified check for its Additional Capital Contribution and a written notice of exercise to the principal place of business of the Company. The Members acknowledge their intent that during the course of the year during which a foregoing option may be exercised, PAULA will not be expected to consider exercising such option unless and until the Company's operating needs indicate that the Additional Capital Contribution is required by the Company.

If agreed by PAULA and the Company, the exercise dates of the foregoing options may be accelerated so that PAULA may provide the Company with an Additional Capital Contribution on an as needed basis. In the event that PAULA does not exercise a particular option at a time that the Board of Managers determines that the Company needs to raise the additional funds which would have been provided by PAULA's exercise of such option, the Members each agree to cooperate fully with the Company's efforts to raise such funds from other sources. Further, the Members acknowledge that in such event no Member has any right of first refusal to match any third party investment proposal.

     (b) Each of Clark, Lopit, Riggs and Snyder shall have the option to make an Additional Capital Contribution of $10,000 for each $1 million Capital Contribution that PAULA makes pursuant to an option referred to in Section 3.3(a). The Company shall provide each of Clark, Lopit, Riggs and Snyder with notice of any Capital Contribution made by PAULA pursuant to Section 3.3(a) and they shall each have a period of 30 days from the date such notice is sent to them to exercise the option granted to each of them pursuant to this Section 3.3(b) by delivering a certified check for their Additional Capital Contribution and a written notice of exercise to the principal place of business of the Company. In the event that any or all of Clark, Lopit, Riggs or Snyder do not exercise a particular option at a time that the Board of Managers determines that the Company needs to raise the additional funds which would have been provided by the exercise of such respective options, the Members each agree to cooperate fully with the Company's efforts to raise such funds from other sources. Further, the Members acknowledge that in such event no Member has any right of first refusal to match any third party investment proposal.

     (c) Provided that the Management Member in question is not in default of any terms or conditions of this Agreement, PAULA agrees to loan to each Management Member a sum equal to 80% of any amount that the Management Member agrees to contribute pursuant to Section 3.3(b). Such loan shall (i) have a ten-year term with no principal payments due until maturity; (ii) shall provide for the acceleration of the maturity of the principal amount thereof to the earlier of (A) the closing date of any Dissolution Event or (B) the closing of any sale of the Membership Interest purchased by the Management Member borrower in part with the funds provided by the applicable loan; (iii) bear market rates of interest for corporate ten-year term loans which interest shall be payable quarterly in arrears; (iv) secured by the Membership Interest held by the Member in form and substance satisfactory to PAULA; (v) be a personal obligation of the Member with full recourse to other assets of the Member; (vi) be documented and executed in form and substance satisfactory to PAULA; (vii) be subject to the irrevocable exercise by such Management Member of the option in Section 3.3(b) of this Agreement to which the loan relates; and (viii) be available to a Management Member on written notice on the business day following satisfaction of the foregoing terms and conditions:

     3.4 WITHDRAWAL OF CAPITAL. Except in connection with proceedings to dissolve the Company in accordance with the procedures set forth in Section 13 of this Agreement, no Member may withdraw any portion of such Member's Capital Contribution, or any portion of such Member's Capital Account, from the Company without the approval of the Board of Managers.

     3.5 LOANS BY MEMBERS. A Member may take a loan or advance money or property to or on behalf of the Company, only upon such terms that have received the Approval of the Members. Such loan or advance shall not increase the lending Member's Capital Account, entitle the lending Member to any greater share of Company distributions or entitle or subject such lending Member to any greater proportion of Company Profits or Losses. The amount of such loans or advances shall be a debt owed by the Company to the lending Member, and any interest paid to the lending Member shall be charged as any other expense against income of the Company.

                                     ARTICLE 4
                                    ALLOCATIONS

     4.1 PROFITS. Subject to adjustment pursuant to Section 4.3, Profits for any Calendar Year shall be allocated to the Members as follows:

            (i) first, to the Members up to and in proportion to Losses allocated to the Members pursuant to clause 4.2(ii) for all prior periods; and

            (ii)   second, to the Members as set out on EXHIBIT B.

     4.2 LOSSES. Losses for any Calendar Year shall be allocated to the Members as follows:

            (i) first, to the Members up to and in proportion to Profits allocated to the Members pursuant to clause 4.1(ii) for all prior periods; and

            (ii) second, to the Members in proportion to their Capital Account balances in effect immediately before any allocations under this clause 4.2(ii).

     4.3    ADJUSTMENTS.

     (a) For each $960,000 Additional Capital Contribution that PAULA makes pursuant to the exercise of the options granted in Section 3.3(a) of this Agreement in excess of any Additional Capital Contributions made by the Management Members pursuant to Section 3.3(b), the allocation of Profits set out on EXHIBIT B shall be adjusted such that PAULA's allocation of Profits shall be increased by an aggregate of 3.104% and each Management Member's allocation of Profits shall be decreased by 0.776%. In the case of Additional Capital Contributions by PAULA in an amount in excess of that made by the Management Members that is less than or greater than $960,000 the adjustments referred to in this Section 4.3(a) shall be decreased or increased proportionally. The Members acknowledge that the following example represents the intended operation of the foregoing adjustment provision: if PAULA exercises the option referred to in Section 3.3(a)(i) and makes an additional capital contribution of $2 million and each of the Management Members exercise their corresponding option in Section 3.3(b) and the Management Members collectively make an aggregate Additional Capital Contribution of $80,000, PAULA's allocation of Profits shall each be increased by 6.208% to a total of 27.416%
and each Management Member's allocation of Profits shall be decreased by 1.552% to a total of 18.146%.

     (b) Upon the happening of a Valuation Event, the Profits for the current Calendar Year shall be allocated as follows:

            (i) First, the Management Members shall be allocated an amount of Profit equal to: (A) the product of aggregate Net Equity, measured as of the date of the Valuation Event, and Management's Incentive Interest, plus
(B) Losses allocated to the Management Members pursuant to clause 4.2(ii) for all prior Calendar Years, minus (C) Profits allocated to the Management Members pursuant to clause 4.1(ii) for all prior Calendar Years (this aggregate amount of Profit to be allocated among the Management Members equally); and

            (ii) Second, any remaining Profits shall be allocated to the Members on the basis of each Member's Proportion of Capital.

     The ratio, the numerator of which is the sum of each Management Members Capital Account following the allocations provided for in this Section 4.3(b), and the denominator of which is the sum of each Members Capital Account following the allocations provided for in this Section 4.3(b) is hereinafter referred to as "MANAGEMENTS' TOTAL INTEREST."

     (c) Following the happening of a Valuation Event, the allocation of Profits shall henceforth be adjusted such that: (i) PAULA's allocation shall be equal to the percentage equal to one hundred percent (100%) minus Managements' Total Interest; and (ii) each Management Member's allocation shall be equal to the percentage equal to the product of (A) .25 and (B) Managements' Total Interest.

     (d) In the event that an officer who was a Management Member was terminated for Cause or voluntarily terminated his employment with the Company during the periods set out below, such Member's allocation of Profits, determined following the application of the adjustments provided for in this
Section 4.3 shall be reduced by the following proportion of the amounts allocated to such Member in relation to such Members share of Managements' Incentive Interest pursuant to clause 4.3(b)(i).


                                             Reduction of Member's Managements'
           Date of Termination                       Incentive Interest
           -------------------               ----------------------------------
 (i)    Prior to January 1, 2000                          100%

 (ii)   After December 31, 1999 and                        80%
        prior to January 1, 2001

 (iii)  After December 31, 2000 and                        60%
        prior to January 1, 2002

 (iv)   After December 31, 2001 and                        40%



        prior to January 1, 2003

 (v)    After December 31, 2002 and                        20%
        prior to January 1, 2004

 (vi)   After January 1, 2004                         No adjustment

provided that no adjustments shall be made pursuant to this Section 4.3(d) in the event that the officer in question was terminated without Cause, died, was permanently disabled or retired at the Company's regular retirement age. The unallocated proportion of Profits resulting from the operation of the adjustments provided for in this Section 4.3(d) shall be allocated to the Members not subject to the adjustments provided for in this Section 4.3(d) on a basis proportional to the then existing allocation of Profits specified in
Section 4.3(c).

     (e) In the event that any Dissolution Event referred in Section 13.1(a)(iv) occurs, each Management Members allocation of Profits shall be reduced to such Member's Proportion of Capital and PAULA's allocation of Profits shall be increased by the same aggregate amount.

     (f) The adjustments provided for in this Section 4.3 are to be cumulative and shall apply to successive events resulting in any adjustment pursuant to this Section 4.3.

     (g) The examples set out on EXHIBIT C represent the intended operation of the adjustments provided for by Section 4.3(b) and Section 4.3(d).

                                     ARTICLE 5
                                   DISTRIBUTIONS

     5.1 NET CASH FLOW. Except as otherwise provided in Article 13 hereof, Net Cash Flow, if any, shall be distributed to the Members in the proportions that Profits are allocated to Members pursuant to Article 4 at such times as approved by the Board of Managers.

     5.2 MINIMUM DISTRIBUTIONS. Notwithstanding Section 5.1 hereof, prior to April 15th (or March 15th in the case of a Member that is a Subchapter C Corporation) following the Calendar Year to which the taxes contemplated by this
Section 5.2 relate, the Company shall distribute to each Member an amount of Net Cash Flow equal to the product of the highest United States federal tax rate for individuals and the Profits and other items of Company income and gains allocated to such Member for the Calendar Year pursuant to Section 4 hereof.
The aggregate amounts distributed to a Member under this Section 5.2 will reduce the amounts otherwise distributable to the Member under Section 5.1.

     5.3 AMOUNTS WITHHELD. All amounts withheld pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 5.3 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

     5.4    LIMITATIONS ON DISTRIBUTIONS.

     (a) The Company shall make no distributions to the Members except as provided in this Section 5 and Article 13 hereof.

     (b) A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their Capital Contributions, would exceed the lower of the book value or the fair value of the Company's assets.

                                     ARTICLE 6
                                     MANAGEMENT

     6.1    MANAGERS.

     (a) The management of the Company shall be vested in a Board of eight Managers, seven of whom will be voting and one of whom will be non-voting. Managers may, but need not be, Members of the Company. The Management Members shall have the right to appoint four voting Managers. PAULA shall have the right to appoint three voting Managers and one non-voting Manager. The non-voting Manager shall have all of the rights and responsibilities of a voting Manager except that the non-voting Manager shall not be entitled to vote at meetings of or proceedings of the Board of Managers.

     (b) The initial Managers of the Company shall be Clark, Lopit, Riggs, Snyder, Jeffrey A. Snider, Andrew M. Slavitt, James A. Nicholson and Bradley K. Serwin. Bradley K. Serwin shall serve as the non-voting Manager. Clark, Lopit, Riggs and Snyder shall be considered nominees of the Management Members on the board of Managers. Jeffrey A. Snider, Andrew M. Slavitt, James A. Nicholson and Bradley K. Serwin shall be considered nominees of PAULA on the Board of Managers. In the event that the Management Members cease to hold the right to be allocated a majority of Profits pursuant to Article 4, then: (i) the Management Members shall then be entitled to appoint three voting Managers and one non-voting Manager, (ii) PAULA shall be entitled to appoint four voting Managers, and (iii) the non-voting Manager appointed by PAULA shall be entitled to voting rights as a Manager without the need for any further action on the seventh day following such event; and (iv) the Management Members shall notify the Company and PAULA in writing within seven days of such event which of their nominees to the Board of Managers will serve as a non-voting Manager and failing which the nominee Manager of the Management Members that is youngest in age shall become the non-voting Manager.

     (c) The Board of Managers shall have the following Committees and the initial members of such committees shall be as follows:


              Committee                             Members
       -------------------------     ---------------------------------------
 (i)   Executive:                    Clark and Jeffrey A. Snider;

 (ii)  Audit:                        Snyder and James A. Nicholson;

 (iii) Compensation:                 Jeffrey A. Snider, Andrew M. Slavitt and
                                     Clark (ex officio basis); and

 (iv)  Investment/M&A/Capital        Riggs, Snyder, Jeffrey A. Snider and
       Planning:                     James A. Nicholson;



and such Committees will continue to exist and perform the delegated functions so long as this Agreement continues in force or until they are changed in accordance with the terms hereof.

     (d) Committees of the Board of Managers shall have the responsibilities set out below and such other responsibilities as may be determined by the Board of Managers from time to time:

            (i) the Audit Committee shall recommend to the Board of Managers whether the financial statements of the Company and the Subsidiary are to be reviewed or audited and which firm of accountants is to be engaged as the Company's auditor or accounting advisors and shall monitor compliance with relevant standards and policies;

            (ii) The Investment/M&A/Capital Planning Committee will recommend standards to the Board of Managers to be utilized by the Company's management to evaluate potential transactions prior to bringing any such transactions forward to the Board of Managers for approval and;

            (iii) the Compensation Committee will review and recommend to the Board of Managers compensation packages for the officers of the Company;

     (e) A Manager shall serve as such until the earliest of (i) the resignation of such Manager for any reason, or (ii) the removal of such Manager from that position by the Members so entitled.

     (f) Each Manager shall perform his duties as a Manager in good faith, in a manner that is in the best interests of the Company and the Members, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager shall not be liable to the Company or the Members for monetary damages for breach of any duty as a Manager unless it is demonstrated by way of a final judicial determination, not subject to further appeal, by a court of competent jurisdiction that such breach of duty involved fraud, intentional misconduct, gross negligence or a knowing violation of any law or regulation material to the breach of duty.

     (g) A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

     6.2    POWERS OF BOARD OF MANAGERS.

     (a) Except as otherwise provided in this Agreement, the Board of Managers shall have the powers to control and manage the Business and affairs of the Company and may exercise all powers of the Company and take all actions that the Board of Managers deem necessary, useful, or appropriate for the management and conduct of the Business, provided that the power of the Board of Managers shall in all cases be subject to approval by the Members as required by statute, the Certificate or this Agreement.

     (b) The Board of Managers shall act by majority consent, and no individual Manager may act on behalf of the Company without the approval of the Board of Managers by majority consent.

     (c) The Board of Managers shall have the power to delegate authority to officers, employees, agents, and representatives of the Company as they may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Board of Managers to approve such action directly.

     (d) The Board of Managers may establish policies and guidelines for the hiring of employees to permit the Company to act as an operating company with respect to its Business. The Board of Managers may adopt appropriate management incentive plans and employee benefit plans.

     (e) The Board of Managers shall have the power to approve any non-typical excess of loss reinsurance treaty arrangements.

     6.3    DUTIES AND OBLIGATIONS OF THE MANAGERS.

     (a) The Board of Managers shall cause the Company to conduct its Business and operations separate and apart from that of any Member, Manager, or any Affiliate of any Member or Manager, including, without limitation,
(i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member, Manager, or any Affiliate of any Member or Manager, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member, Manager, or any Affiliate of any Member or Manager, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company when required only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

     (b) The Board of Managers shall take all actions that may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the Business and (ii) for the accomplishment of the Company's purposes, including the acquisition, development, maintenance, preservation, and operation of the Business or Property in accordance with the provisions of this Agreement and applicable laws and regulations.

     6.4 REIMBURSEMENTS. The Company shall reimburse the Members and Managers for all reasonable expenses incurred and paid by any of them in the organization of the Company and in the conduct of the Company's business. Such expenses shall not include any expenses incurred in connection with a Member's or Manager's exercise of its rights as a Member or a Manager apart from the authorized conduct of the Company's business. Such reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of Profit, Loss or capital of the Company.

     6.5    INDEMNIFICATION.

     (a) Unless otherwise provided in Section 6.5(d) hereof, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all judgments and claims against any Manager or officer of the Company relating to any liability or damage incurred by such Manager or officer by reason of any act performed or omitted to be performed by any Manager or officer of the Company in connection with the Business, including reasonable attorneys' fees incurred by the Manager or officer in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred.

     (b) Unless otherwise provided in Section 6.5(d) hereof, in the event of any action by a Member against any Manager or officer of the Company, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Manager or officer, including reasonable attorneys' fees incurred in the defense of such action.

     (c) Unless otherwise provided in Section 6.5(d) hereof, the Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Manager or officer of the Company, if for the benefit of the Company and in accordance with this Agreement said Manager or officer makes any deposit or makes any other similar payment of personal funds or assumes any personal obligation in connection with any Property proposed to be acquired by the Company and suffers any personal financial loss as the result of such action.

     (d) Notwithstanding the provisions of Sections 6.5(a), 6.5(b) and 6.5(c) above, no Manager or officer of the Company shall be indemnified or held harmless pursuant to this Section 6.5 if it is demonstrated by way of a final judicial determination, not subject to further appeal, by a court of competent jurisdiction that the fraud, intentional misconduct, gross negligence or knowing violation of any law or regulation by such Manager or officer of the Company contributed materially to such liability or claim. Any reduction in the indemnification otherwise provided for in this Section 6.5 by virtue of the operation of this Section 6.5(d) shall be made in proportion to the contribution of the fraud, intentional misconduct, gross misconduct or knowing violation of law or regulation to the aggregate liability or damage in question.

     6.6    OFFICERS.

     (a) The officers of the Company, the holders of such offices and the duties associated with such offices shall be determined by the Board of Managers of the Company from time to time. Until the Board of Managers of the Company otherwise determines the offices of the Company, the holders of such offices and the duties associated with such offices shall be as provided in this Section 6.6.

     (b) The initial offices of the Company shall include a Chief Executive Officer, President, Executive Vice President, Senior Vice President - Operations, Chief Financial Officer, Treasurer and Corporate Secretary. Clark shall be the initial President and Chief Executive Officer of the Company. Snyder shall be the initial Chief Financial Officer and Treasurer of the Company. Riggs shall be the initial Executive Vice President of the Company. Lopit shall be the initial Senior Vice President - Operations of the Company. Bradley K. Serwin shall be the initial Secretary of the Company. Only the Board of Managers can remove or otherwise change such officers.

     (c) The officers of the Company shall be responsible for the day-to-day operations of the Company including without limitation matters related to:
(i) underwriting, (ii) claims, (iii) distribution force, (iv) investments within investment guidelines approved by the Board of Managers, (v) hiring and termination of employees subject to any guidelines approved by the Board of Managers; (vi) reinsurance arrangements within guidelines approved by the Board of Managers; (vii) quota-share reinsurance arrangements with PAULA; (viii) the submission of a monthly financial report to the Board of Managers consisting of a statement of profit and loss, balance sheet and managements' discussion and analysis; and (ix) the preparation and submission to the Board of Managers for approval of an annual business plan relating to the budget, planned acquisitions and capital expenditures.

     (d) The Company will purchase life insurance in respect of each of the officers of the Company on terms determined by the Executive Committee of the Board of Managers. Each Management Member represents and warrants that to the best of their knowledge any such life insurance can be obtained by the Company on commercially reasonable terms.

     (e) At such time as PAULA acquires the right to be allocated a majority of the Profits pursuant to Article 4, PAULA and each Management Member who is an officer of the Company shall commence good faith negotiations related to a separation agreement that will govern the relationship between such officer and the Company in the event that such officer ceases to be an employee of the Company. Subject to the terms of any such separation agreement, in the event that a Dissolution Event specified in Section 13.1(a)(iv)(A) of this Agreement takes place, the Company shall pay each Management Member who ceases to be an officer of the Company severance of not less than an amount equal to ninety days pay. In the event that a Dissolution Event specified in Section 13.1(a)(iv)(B) or (C) of this Agreement takes place, the Company may, but shall not be obligated to, pay to each Management Member who ceases to be an officer of the Company severance equal to ninety days pay.

     (f)    In the event that:

            (i) a majority of the Management Members ("DEPARTING MEMBERS") cease to be officers of the Company and become employees of, consultants to or enter into a similar relationship (collectively a "RELATIONSHIP") with any entity or entities engaged in the casualty insurance business; and

            (ii) customers of the Company who were customers of the Company when any such Departing Members were officers of the Company do not renew any insurance policies with the Company and place such insurance with an entity that a Departing Member has a Relationship with within thirteen months of the date that the Departing Member in question ceased to be an officer of the Company, then the Departing Members on a joint and several basis shall pay to the Company compensation for the lost business determined through a procedure to be agreed upon within 90 days of the date that the Department Members ceased to be officers of the Company. Such procedure will be agreed upon by one representative of the Departing Members and one representative of the Company. In the event that such persons cannot agree on a procedure during the 90 day period, they must agree on a third person or entity which will make the procedural determination on behalf of the parties within the 90 day period. The Departing Members on the one hand and the Company on the other will split the cost of any such necessary third party. Such third party will be asked to render its determination within 30 days after his, her or its appointment.

     6.7.   MISCELLANEOUS.

     (a)    The parties acknowledge that they each contemplate and expect that:
(i) the Subsidiary and PAULA Insurance Company, an Affiliate of PAULA, will enter into a quota - share reinsurance agreement following the Effective Date on commercially reasonable terms for the purpose of providing underwriting capacity and surplus to the Subsidiary, and (ii) the Subsidiary will operate at approximately a 2.5:1 net writings to surplus ratio. Any such agreement approved by the Board of Managers shall be deemed to have received the Approval of the Members.

     (b) Each of the Management Members and PAULA shall have the right to request that the Executive Committee of the Board of Managers review any of the terms of this Agreement if such Member believes that such term(s) are materially unfair to the requesting Member. In order to exercise such right a Member shall submit a written request for review to each member of the Executive Committee specifying the terms that such Member believes to be unfair and the reasons related thereto. The Executive Committee shall respond in writing to all Members and to the Board of Managers within 30 days of receipt of such written request. The response of the Executive Committee shall be non-binding but all Members and the Board of

Managers shall make reasonable best efforts to consider such response including the commencement of good faith negotiations to implement the recommendations contained in such response.

     (c) It is the intention of the Members that the Subsidiary will be continued or reincorporated in a United States jurisdiction as soon as practicable following the Effective Date.

     (d) To the extent practicable, the board of directors of the Subsidiary shall be organized in the same fashion as the Board of Managers, including without limitation the membership thereof.

                                     ARTICLE 7
                                  ROLE OF MEMBERS

     7.1 RIGHTS OR POWERS. Except as specifically set forth herein, the Members as such shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

     7.2    VOTING RIGHTS.

     (a) No Member has any voting right except with respect to those matters specifically reserved for a Member vote which are set forth in this Agreement and as required in the Act.

     (b) Unless a provision of this Agreement specifically provides otherwise, matters that may or must be approved by the Members pursuant to this Agreement will be approved upon a vote in favor that constitutes the Approval of the Members.

     7.3    MEETINGS OF THE MEMBERS.

     (a) Meetings of the Members may be called upon the written request of any Member. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than seven (7) Business Days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting.
Whenever the vote or consent of Members (whether Extraordinary or otherwise) is permitted or required under the Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 7.3.

     (b) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

     (c) Notwithstanding this Section 7.3, the Company may take any action contemplated under this Agreement as approved by the Members in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a written summary of the telephone conversation or facsimile communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section 15.1 hereof, or to such other address as such Person may from time to time specify by notice to the Members and Managers.

     7.4    REQUIRED MEMBER CONSENTS.

     (a) Notwithstanding any other provision of this Agreement, no action may be taken by the Company (whether by the Board of Managers, or otherwise) in connection with any of the following matters without the Approval of the
Members:

            (i) Any activity that is not consistent with the purposes of the Company as set forth in Section 2.3 hereof;

            (ii)   Any act in contravention of this Agreement;

            (iii) Confession of a judgment against the Company (other than in the ordinary course of business);

            (iv)   A material change in the nature of the Business;

            (v) a material change in the manner in which the Business is conducted, including without limitation any amendment to the Memorandum of Association or By-Laws of the Subsidiary or any change in the composition of the Board of Directors of the Subsidiary;

            (vi) Any sale of assets of the Company not in the ordinary course of business or involving total consideration in excess of $100,000;

            (vii) Issuance of additional Membership Interests or any other equity or any equity-based security by the Company other than any adjustment to Capital Accounts and allocations of Profits, Losses or Net Cash Flow contained in this Agreement;

            (viii) Any capital expenditures in excess of $250,000;

            (ix) Any transaction in excess of $10,000 between the Company and any Member, Manager, or Affiliate thereof; or

            (x) Any acquisition by the Company not in the ordinary course of business or involving total consideration in excess of $500,000.

            (xi) Any transaction by the Company involving the incurrence of any indebtedness for borrowed money not in the ordinary course of business or in excess of $250,000 or any guaranty or other contingent liability of the Company in respect of any obligation of any third party (other than in the ordinary course of business);

            (xii)  the payment of any distribution to the Members;

            (xiii) Dissolution, liquidation, or winding up of the Company; or

            (xiv) Merger or consolidation of the Company, or sale of the Company or all or substantially of all of its assets; provided however that such transaction will not be consummated until after the expiration of the Management Members' rights under Section 11.4(g) below.

     7.5 WITHDRAWAL/RESIGNATION. Except as otherwise provided in Articles 5 and 13 hereof, no Member shall demand or receive a return on or of such Member's Capital Contributions or withdraw from the Company without the consent of all Members. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive Property other than cash except as may be specifically provided herein.

     7.6 MEMBER COMPENSATION. No Member shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

     7.7 MEMBERS LIABILITY. No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments, or payments to the Company, provided that a Member may be required to repay distributions made to it as provided in Section 18-607 of the Act. The Managers shall not have any personal liability for the repayment of any Capital Contributions of any Member.

     7.8 PARTITION. While the Company remains in effect or is continued, each Member agrees and waives its rights to have any Company Property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Company Property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.

     7.9 CONFIDENTIALITY. Except as contemplated hereby or required by a court of competent authority, each Member shall keep confidential and shall not disclose to others and shall use its reasonable efforts to prevent such Member's Affiliates, and any present or former employees, agents, and representatives of such Member or such Member's Affiliates from disclosing to others without the prior written consent of all Members any information that (i) pertains to this Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby, or the Business of the Company, or (ii) pertains to confidential or proprietary information of any Member or the Company or that any Member has labeled in writing as confidential or proprietary. No Member shall use, and each Member shall use its best efforts to prevent any Affiliate of such Member from using, any information that (i) pertains to this Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the Business of the Company, or (ii) pertains to the confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary, except in connection with the transactions contemplated hereby. The term "confidential information" is used in this Section 7.9 to describe information that is confidential, non-public, or proprietary in nature, was provided to such Member or its representatives by the Company, any other Member, or such Persons' agents, representatives and employees, and relates either directly, or indirectly to the Company or the Business. Information which (i) is available, or becomes available, to the public through no fault or action by such Member, its agents, representatives or employees or (ii) becomes available on non-confidential basis from any source other than the Company, any other Member, or such Persons' agents, representatives or employees and such source is not prohibited from disclosing such information, shall not be deemed confidential information.

     7.10 TRANSACTIONS BETWEEN A MEMBER AND THE COMPANY. Except as otherwise provided by applicable law and as otherwise provided herein, any Member may upon the approval of the Members, but shall not be obligated to, lend money to the Company, act as surety for the Company, and transact other business with the Company. A Member has the same rights and obligations when transacting business with the Company as a Person or entity who is not a Member. A Member, any Affiliate thereof, or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

     7.11 OTHER INSTRUMENTS. Each Member hereby agrees to execute and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as may be necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

     7.12 GUARANTEE OF COMPANY INDEBTEDNESS. Except for arrangements expressly described in this Agreement, no Member shall enter into (or permit any Person related to the Member to enter into) any arrangement with respect to any liability of the Company that would result in such Member (or a Person related to such Member under Regulations Section 1.752-4(b)) bearing the economic risk of loss (within the meaning of Regulations Section 1.752-2) with respect to such liability unless such arrangement has received the Approval of the Members. To the extent a Member is permitted to guarantee the repayment of any Company indebtedness under this Agreement, each of the other Members shall be afforded the opportunity to guarantee such Members pro rata share of such indebtedness. This Section 7.12 shall not prohibit a Member from making a loan described in
Section 3.5.

     7.13 LITIGATION. If the Company and any Member are joint defendants in litigation relating to the Company, the Company shall pay the legal fees and expenses of one counsel for the Company and the Member or Members in question to the extent that the claim asserted against the Company is also asserted against the Member. To the extent that the claim asserted against a Member is materially different from that asserted against the Company and results from such Member's willful or grossly negligent failure to act in conformity with Company policies or procedures, the Member shall be responsible for retaining independent counsel and for paying the fees and expenses of such counsel. In the event any Management Member recovers the cost of counsel or judgments or settlements through indemnification from third parties, such Management Member will share such recoveries with the Company to offset the Company's defense costs on a proportionate basis.

                                    ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

     8.1 IN GENERAL. As of the date hereof, each Member hereby makes each of the representations and warranties applicable to such Member as set forth in
Section 8.2 hereof, and such warranties and representations shall survive the execution of this Agreement.

     8.2 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants that:

     (a) Such Member understands and acknowledges that such Member's Membership Interest has not been registered under the Securities Act of 1933 or any state securities laws.

     (b) Such Member understands and acknowledges that Membership Interests may not be sold unless they are registered under the Securities Act of 1933 and applicable state securities laws, or pursuant to an exemption from such registration requirements.

     (c)    The limitations on transfer contained in this Section 8.2 and in
Article 11 of this Agreement create an economic risk that such Member is capable of bearing.

     (d) Except for an action by Lumbermen's Mutual against the Company and the Management Members in the Superior Court of Washington for King County, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any of his properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the financial condition of such Member.

     (e) Such Member is acquiring its Membership Interest based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise. Such Member's acquisition of its Membership Interest is being made for its own account for investment, and not with a view to the sale or distribution thereof. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Membership Interest.

     (f) Such Member understands that taxable income and gain allocated to such Member by the Company under this Agreement and the tax on the portion thereof allocated to such Member hereunder for any Calendar Year may exceed the cash distributions from the Company to such Member and, that such Member may have to look to sources other than distributions from the Company to pay such tax.

                                     ARTICLE 9
                           ACCOUNTING, BOOKS AND RECORDS

     9.1    ACCOUNTING, BOOKS, AND RECORDS.

     (a) The Company shall keep on site at its principal place of business each of the following:

            (i) Separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Agreement.

            (ii) A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

            (iii) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

            (iv) Copies of the Company's federal, state, and local income tax returns and reports, if any, for the three most recent years;

            (v)    Copies of this Agreement;

            (vi) Copies of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member's Capital Contribution;

            (vii) Unless contained in this Agreement, a statement prepared and certified as accurate by the Managers of the Company which describes:

                   (A) The amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute in the future;

                   (B) The times at which or events on the happening of which any Additional Capital Contributions agreed to be made by each Member are to be made;

                   (C) If agreed upon, the time at which or the events on the happening of which a Member may terminate his Membership Interest in the Company and the amount of, or the method of determining, the distribution to which he may be entitled respecting his Membership Interest and the terms and conditions of the termination and distribution;

                   (D) Any right of a Member to receive distributions, which include a return of all or any part of a Member's contribution;

            (viii) Any written consents obtained from Members pursuant to
Section 18-302 of the Act regarding action taken by Members without a meeting.

     (b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. Any Member or its designated representative has the right to have reasonable access to and inspect and copy the contents of such books or records and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records. The rights granted to a Member pursuant to this Section 9.1 are expressly subject to compliance by such Member with the safety, security, and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

     9.2    REPORTS.

     (a) The chief financial officer (or other officer appointed by the Managers) of the Company shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

     (b) The Company shall cause to be delivered to each Member the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Member's Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied and such other reports as any Member may reasonably request from time to time; PROVIDED THAT, if the Board of Managers so determine within thirty (30) days thereof, such other reports shall be provided at such requesting Member's sole cost and expense. The quarterly financial statements referred to in clause (ii) below may be subject to normal year-end audit adjustments.

            (i) As soon as practicable following the end of each Calendar Year (and in any event not later than sixty (60) days after the end of such Calendar Year) and at such time as distributions are made to the Members pursuant to Section 13 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Calendar Year and the related statements of operations, Members' Capital Accounts and changes therein, and cash flows for such Calendar Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified, or not audited but reviewed, by the Company's accountants, as determined by the Board of Managers following receipt of the recommendation of the Audit Committee, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Calendar Year end (in the case of the balance sheet) and the two (2) immediately preceding Calendar Years (in the case of the statements).

            (ii) As soon as practicable following the end of each of the first three Calendar Quarters of each Calendar Year (and in any event not later than thirty (30) days after the end of each such Calendar Quarter), a balance sheet of the Company as of the end of such Calendar Quarter and the related statements of operations and cash flows for such Calendar Quarter and for the Calendar Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Calendar Year's Calendar Quarter and the interim period corresponding to the Calendar Quarter and the interim period just completed.

     The quarterly statements described in clause (ii) above shall be accompanied by a written certification of the chief financial officer (or other officer appointed by the Managers)of the Company that such statements have been prepared in accordance with GAAP consistently applied or this Agreement, as the case may be.

     9.3 ACCOUNTANTS. The Company's and the Subsidiary's accountants shall be such accountants approved by the Board of Managers following receipt of a recommendation of the Audit Committee of the Board of Managers.

     9.4    TAX MATTERS.

     (a) TAX ELECTIONS. The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), make or delegate responsibility to the officers of the Company to make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Membership Interest and Company distributions; (ii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Snyder is specifically authorized to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law until such time as PAULA is entitled to be allocated a majority of the Profits pursuant to Article 4, and thereafter PAULA is specifically authorized to act as the "Tax Matters Member" under the Code.

     (b) TAX INFORMATION. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Calendar Year of the Company but not later than two and one-half (21/2) months after the end of each Calendar Year.

     (c) PARTNERSHIP TREATMENT. It is the intention of the Members that the Company shall be treated as a partnership for tax purposes.

                                     ARTICLE 10
                                     AMENDMENTS

     10.1   AMENDMENTS.

     (a) Amendments to this Agreement may be proposed by the Board Managers or any Member. Following such proposal, the Board of Managers shall submit to the Members a verbatim statement of any proposed amendment, providing that counsel for the Company shall have approved of the same in writing as to form, and the Board of Managers shall include in any such submission a recommendation as to the proposed amendment. The Board of Managers shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the Approval of the Members.

     (b) Notwithstanding Section 10.1(a) hereof, this Agreement shall not be amended without the consent of each Member adversely affected if such amendment would modify the limited liability of a Member, or (ii) alter the interest of a Member in Profits, Losses, other items, or any Company distributions.

                                     ARTICLE 11
                                     TRANSFERS

     11.1 RESTRICTIONS ON TRANSFERS. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of such Member's Membership Interest or any other interest in the Company.

     11.2 PERMITTED TRANSFERS. Subject to the conditions and restrictions set forth in Section 11.3 hereof, a Member may at any time Transfer all or any portion of its Membership Interest to (a) any Wholly Owned Affiliate of the transferor Member, (b) any Purchaser in accordance with Section 11.4 hereof, and
(c) as provided in Section 11.5 hereof (any such Transfer being referred to in this Agreement as a "PERMITTED TRANSFER").

     11.3 CONDITIONS TO PERMITTED TRANSFERS. A Transfer shall not be treated as a Permitted Transfer under Section 11.2 hereof unless and until the following conditions are satisfied:

     (a) The transferor and transferee shall execute and deliver to the Company (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

     (b) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Membership Interest transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Membership Interest until it has received such information.

     (c) The Transfer would not cause the Company to be (i) treated as a "publicly traded partnership" within the meaning of Code Section 7704 or
(ii) classified as a corporation for state income tax purposes within the meaning of Code Section 7701(a) or any similar state tax provision.

     (d) Unless otherwise approved by all the Members, no Transfer of a Membership Interest shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to all the Members, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(f)(5) and 168(i)(7) of the Code or similar rules to apply to the Company.

     (e)     No notice or request initiating the procedures contemplated by
Section 11.4 may be given by any Member, while any notice, purchase or Transfer is pending under Section 11.4 or Section 12, as the case may be, or after a Dissolution Event has occurred. If any Member is an Adverse Member, the other Members shall not be offered any portion of the Adverse Member's Membership Interest pursuant to Section 11.4, during the period that the Company is pursuing any remedy specified in Section 12.1 with respect to such Member's status as an Adverse Member. No Member may sell any portion of its Membership Interest pursuant to Section 11.4 during any period that, as provided above, it may not give the notice initiating the procedures contemplated by such Section or thereafter until it has given such notice and otherwise complied with the provisions of such Section.

     11.4 RIGHT OF FIRST REFUSAL. In addition to the other limitations and restrictions set forth in this Section 11, except as permitted by Section 11.2 hereof, no Member shall Transfer all or any portion of its Membership Interest (the "OFFERED INTEREST") unless such Member (the "SELLER") first offers to sell the Offered Interest pursuant to the terms of this Section 11.4.

     (a)    LIMITATION ON TRANSFERS.  No Transfer may be made under this Section
11.4 unless the Seller has received a bona fide written offer (the "PURCHASE OFFER") from a Person (the "PURCHASER") to purchase the Offered Interest for a purchase price (the "OFFER PRICE") denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the Business Day following the end of the Offer Period, as hereinafter defined.

     (b) OFFER NOTICE. Prior to making any Transfer that is subject to the terms of this Section 11.4, the Seller shall, subject to the terms and conditions of this Agreement, give to the Company and each other Member written notice (the "OFFER NOTICE") which shall include a copy of the Purchase Offer and an offer (the "FIRM OFFER") to sell the Offered Membership Interest to the other Members (the "OFFEREES") for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, PROVIDED that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Interest) to be provided by the Purchaser for any deferred portion of the Offer Price.

     (c) OFFER PERIOD. The Firm Offer shall be irrevocable for a period (the "OFFER PERIOD") ending at 11:59 P.M., local time at the Company's principal place of business, on the thirtieth (30th) day following the day of the Offer Notice.

     (d) ACCEPTANCE OF FIRM OFFER. At any time during the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Interest, by giving written notice of such acceptance to the Seller and each other Offeree, which notice shall indicate the maximum proportion of the Offered Interest that such Offeree is willing to purchase. If the Seller is a Management Member, Members who are Management Members shall have a first priority on a pro rata basis to purchase all of the Offered Interest, PROVIDED that if Management Members do not agree to purchase all of the Offered Interest, the Company shall have the right to purchase any of the Offered Interest that Management Members have not agreed to purchase, and PROVIDED FURTHER that if Management Members and the Company do not agree to purchase all of the Offered Interest, PAULA shall have the right to purchase any of the Offered Interest that the Management and the Company have not agreed to purchase. If the Seller is PAULA, the Management Members shall have the right to purchase the Offered Interest on a pro rata basis. In the event that Offerees ("ACCEPTING OFFEREES"), in the aggregate, accept the Firm Offer with respect to all of the Offered Interest, the Firm Offer shall be deemed to be accepted and each Accepting Offeree shall be deemed to have accepted the Firm Offer to the extent set out above. If Offerees do not accept the Firm Offer as to all of the Offered Interest during the Offer Period, the Firm Offer shall be deemed to be rejected only with respect to the Offered Interest that the Offerees have declined to purchase.

     (e) CLOSING OF PURCHASE PURSUANT TO FIRM OFFER. In the event that any portion of the Firm Offer is accepted, the closing of the sale of the Offered Interest shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Interest pursuant to the terms of the Firm Offer and this Section 11.

     (f) SALE PURSUANT TO PURCHASE OFFER IF FIRM OFFER REJECTED. If any portion of the Firm Offer is not accepted in the manner hereinabove provided, the Seller may sell the remaining

Offered Interest to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are not expressly made inapplicable to sales occurring under this Section 11.4. In the event that the Offered Interest is not sold in accordance with the terms of the preceding sentence, the Offered Interest shall again become subject to all of the conditions and restrictions of this Section 11.4.

     (g) FIRST REFUSAL RIGHTS UPON MERGER PROPOSAL. In the event the Company entertains a BONA FIDE offer to merge, consolidate, sell or sell substantially all of the assets of, the Company in a transaction which will not trigger rights under Section 11.5 below, the Management Members shall have a right of first refusal to match such offer in accordance with the applicable notice and timing provisions of this Section 11.4.

     11.5   PAULA CHANGE OF CONTROL.

     (a) In the event that a PAULA Change of Control occurs, PAULA shall forthwith give notice of such occurrence to all the Management Members.

     (b) At any time up to thirty days, following the occurrence of a PAULA Change of Control, either PAULA or, the Management Members if the Management Members unanimously agree, may deliver, in the case of PAULA to the Management Members collectively, and in the case of the Management Members to PAULA, a notice in writing ("BUY-SELL NOTICE") offering to purchase such Member or Members Membership Interest at the purchase price and on the terms specified in the Buy-Sell Notice.

     (c) The recipient of the Buy-Sell Notice (the "RECIPIENT") may accept the Buy-Sell Notice by delivering to the sender of the Buy-Sell Notice (the "SENDER") written notice of acceptance. The Recipients may reject the Buy-Sell Notice by delivering written notice of rejection to the Sender, whereupon the Recipient shall be deemed to have agreed to purchase and the Sender shall be deemed to have agreed to sell all of the Sender's Membership Interest based on the terms specified in the Buy-Sell Notice. If the Management Members are deemed to have agreed to purchase PAULA's Membership Interest pursuant to this
Section 11.5(c) they shall do so on a pro rata basis, unless a different proportion is unanimously agreed upon by the Management Members and communicated in writing to PAULA.

     (d) If the Recipient fails to accept or reject the Buy-Sell Notice within fifteen days of receipt of the Buy-Sell Notice, the Recipient shall be deemed to have accepted the Buy-Sell Notice and the Recipient shall be deemed to have agreed to sell and the Sender shall be deemed to have agreed to purchase all of the Recipient's Membership Interest on the terms specified in the Buy-Sell Notice.

     (e) Unless otherwise agreed by the Sender and the Recipient, the transaction related to the Buy-Sell Notice shall in all events be completed within forty five (45) days of the date that the Buy-Sell Notice is accepted, rejected or deemed accepted pursuant to this Section 11.5.

     11.6 PROHIBITED TRANSFERS. Any purported Transfer of Membership Interest that is not a Permitted Transfer shall be null and void and of no force or effect whatever; PROVIDED that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if all of the Managers, in their sole discretion, elect to recognize a Transfer that is not a Permitted Transfer), the Membership Interest Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Membership Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such Membership Interest may have to the Company.

     In the case of a Transfer or attempted Transfer of Membership Interest that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers' fees, and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

     11.7 RIGHTS OF UNADMITTED ASSIGNEES. A Person who acquires a Membership Interest but who is not admitted as a substituted Member pursuant to Section
11.8 hereof shall be entitled only to allocations and distributions with respect to such Membership Interest in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

     11.8 ADMISSION OF SUBSTITUTED MEMBERS. Subject to the other provisions of this Article 11, a transferee of a Membership Interest may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 11.8:

     (a) The Membership Interest with respect to which the transferee is being admitted was acquired by means of a Permitted Transfer;

     (b) The transferee of the Membership Interest (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Board of Managers (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties to each nontransferring Member equivalent to those set forth in Article 8, (ii) accept and adopt the terms and provisions of this Agreement, including this Article 11, and (iii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Membership Interest. The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, (y) in the case of a Transfer to any Person other than a Member or any of its Wholly Owned Affiliates, those obligations or liabilities of the transferor Member based on events occurring, arising, or maturing prior to the date of Transfer, and (z) in the case of a Transfer to any of its Wholly Owned Affiliates, any Capital Contribution or other financing obligation of the transferor Member under this Agreement;

     (c) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Membership Interest; and

     (d) If required by the Board of Managers, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Board of Managers reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

     11.9   REPRESENTATIONS REGARDING TRANSFERS; LEGEND.

     (a) Each Member hereby represents and warrants to the Company and the Members that such Member's acquisition of a Membership Interest hereunder is made as principal for such Member's own account and not for resale or distribution of such Membership Interest. Each Member further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Membership Interests:

            The Company Membership Interests represented by this document have not been registered under any securities laws and the transferability of such Membership Interests are restricted. Such Membership Interests may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Membership Interest by the Company for any purposes, unless (1) a registration statement under the Securities Act of 1933, as amended, with respect to such Membership Interest shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (2) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Company.

            The Membership Interests represented by this document are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in this Agreement and agreed to by each Member. Said restriction provides, among other things, that no Membership Interest may be transferred without first offering such Membership Interest to the other Members.

     11.10 DISTRIBUTIONS AND ALLOCATIONS IN RESPECT OF TRANSFERRED MEMBERSHIP INTEREST. If any Membership Interest is Transferred during any Calendar Year in compliance with the provisions of this Article 11, Profits, Losses, and all other items attributable to the Transferred Membership Interest for such Calendar Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Calendar Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board of Managers. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, PROVIDED that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and PROVIDED FURTHER that if the Company does not receive a notice stating the date such Membership Interest were transferred and such other information as the Managers may reasonably require within thirty (30) days after the end of the Calendar Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Membership Interest on the last day of such Calendar Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 11.10, whether or not any Manager or the Company has knowledge of any Transfer of ownership of any Membership Interest.

     11.11 MEMBERSHIP INTEREST. Any sale, transfer or other disposition of a Membership Interest pursuant to Article 11 and Article 12 must be with respect to the same proportion of a Member's Capital Account and allocation of Profits.

                                     ARTICLE 12
                                    ADVERSE ACT

     12.1   REMEDIES.

     (a) If an Adverse Act has occurred or is continuing with respect to any Member, any non-Adverse Member may elect:

            (i)    To cause the Company to commence the procedures specified in
Section 12.2 for the purchase of the Adverse Member's Membership Interest; or

            (ii) To seek to enjoin such Adverse Act or to obtain specific performance of the Adverse Member's obligations or Damages (as defined and subject to the limitations specified below) in respect of such Adverse Act.

     The foregoing remedies shall not be deemed to be mutually exclusive, and, subject to the requirements of this Section 12.1(a) regarding the timing of the election of such remedies, selection or resort to any thereof shall not preclude selection or resort to the others.

     Notwithstanding anything to the contrary contained in this Article 12, the remedy specified in clause (i) above and the right to seek Damages under clause
(ii) above may not be pursued and Section 12.1(b) will not apply to an Adverse Act specified in clause (ii) of the term "Adverse Act" in Section 1 until such time as there is a Final Determination that the Member's actions or failure to act constituted an Adverse Act, if the affected Member timely delivered a Contest Notice.

     The election of a remedy specified in clause (i) or (ii) above may be exercised by notice given to the Adverse Member within ninety (90) days after the Member making such election obtains actual knowledge of the occurrence of such Adverse Act, including, if applicable, that any cure period has expired; PROVIDED that, if an election pursuant to clause (ii) above is made to seek an injunction, specific performance or other equitable relief and a final judgment in such action is rendered denying such equitable remedy and no election was made pursuant to clause (i) above, then, by notice given within ten (10) days after such final judgment is rendered, the non-Adverse Member may elect to pursue the remedies specified in clause (i) above unless (x) prior to the giving of such notice, the Adverse Member has cured in full (or caused to be cured in full) the Adverse Act in question and no other Adverse Act with respect to such Adverse Member has occurred and is continuing or (y) the final judgment denying equitable relief specifically held that there was no Adverse Act.

     Except as provided in Section 12.1(b), the failure to elect a remedy with respect to the subject Adverse Act within the time periods provided in the preceding paragraph shall be conclusively presumed to be a waiver of the remedies provided in this Section 12 with respect to the subject Adverse Act.

     Unless resort to such remedy has been waived as set forth in the immediately preceding paragraph, the Company shall be entitled to recover from the Adverse Member in an appropriate proceeding any and all damages, losses and expenses (including reasonable attorneys' fees and disbursements) (collectively, "DAMAGES") suffered or incurred by the Company as a result of such Adverse Act; PROVIDED that the Company shall not have or assert any claim against the Adverse Member for punitive Damages or for indirect, special, or consequential Damages suffered or incurred by the Company as a result of an Adverse Act; and PROVIDED FURTHER that the amount the Company may recover in any action for Damages shall be reduced by an amount equal to any positive difference between the Net Equity of the Adverse Member's Membership Interest and the applicable Buy-Sell Price.

     The resort to any remedy pursuant to this Section 12.1(a) shall not for any purpose be deemed to be a waiver of any remedy not described in this Section 12.1(a) and otherwise available hereunder or under applicable law.

     (b) If the Company is dissolved pursuant to Section 13.1(a) at any time as a result of a Dissolution Event that occurs prior to a remedy having been elected pursuant to Section 12.1(a) with respect to any Adverse Member, the time periods for such election shall thereupon expire and the Liquidator shall deduct from any amounts to be paid to such Adverse Member pursuant to Section 13.2 that amount which it reasonably estimates to be sufficient to compensate the non-Adverse Members for Damages incurred by them as a result of the Adverse Act (subject to the limitations of Section 12.1(a)) and shall pay the same to the non-Adverse Members on behalf of the Adverse Member.

     12.2   ADVERSE ACT PURCHASE.

     (a) DETERMINATION OF NET EQUITY OF ADVERSE MEMBER'S MEMBERSHIP INTEREST. If any Member makes an election pursuant to Section 12.1(a)(i) to commence the purchase procedures set forth in this Section 12.2, the Net Equity of the Adverse Member's Membership Interest shall be determined in accordance with this Section 12.2 as of the last day of the Calendar Quarter immediately preceding the Calendar Quarter in which notice of such election (the "ELECTION NOTICE") was given to the Adverse Member, and the Adverse Member shall be obligated to sell to the Members in the manner provided herein all but not less than all of the Adverse Member's Membership Interest in accordance with this Section 12.2 at a purchase price (the "BUY-SELL PRICE") equal to (A) in the case of any Adverse Act other than an Adverse Act identified in clause (iv) of the definition of "Adverse Act" in Section 1, ninety percent (90%) of the Net Equity thereof as so determined, and (B) in the case of an Adverse Act specified in clause (iv), the Net Equity thereof.

     (b) ELECTION TO PURCHASE MEMBERSHIP INTEREST OF ADVERSE MEMBER. For a period ending at 11:59 p.m. (local time at the Company's principal office) on the thirtieth (30th) day following the day on which notice of the Adverse Member's Net Equity is given pursuant to Section 12.3 (the "ELECTION PERIOD"), each Member who is not an Adverse Member, may elect, by notice to the Adverse Member (the "PURCHASE NOTICE"), to purchase, or designate a third party to purchase, all or any portion of the Membership Interest of the Adverse Member, which notice shall state the maximum Membership Interest that such non-Adverse Member, or such designated third party (in each case, the "PURCHASING MEMBER"), is willing to purchase (each a "PURCHASE COMMITMENT"). If the aggregate Purchase Commitments made by the Purchasing Members are equal to at least one hundred percent (100%) of the Adverse Member's Membership Interest, then subject to Section 11.12 and the following sentence, each Purchasing Member shall be obligated to purchase, and the Adverse Member shall be obligated to sell to such Purchasing Member, that portion of the Adverse Member's Membership Interest that corresponds to the ratio of the allocation of Profits to such Purchasing Member to the aggregate allocation of Profits to all Purchasing Members; PROVIDED that, if any Purchasing Member's Purchase Commitment was for an amount less than its proportionate share of the Adverse Member's Membership Interest as so determined, the portion of the Adverse Member's Membership Interest not so committed to be purchased shall be allocated to the other Purchasing Members; and PROVIDED FURTHER, that each other Purchasing Member shall not be obligated to purchase in excess of the proportion of the Membership Interest set forth in the Purchase Commitment delivered by such other Purchasing Member. If the other Members do not elect to purchase the entire Membership Interest of the Adverse Member, the Adverse Member shall be under no obligation to sell any portion of its Membership Interest to any Member.

     (c) TERMS OF PURCHASE; CLOSING. Unless the Purchasing Members and the Adverse Member otherwise agree, the closing of the purchase and sale of the Adverse Member's Membership Interest shall occur at the principal office of the Company at 10:00 a.m. (local time at the place of the closing) on the first Business Day occurring on or after the thirtieth (30th) day following the last day of the Election Period (subject to Section 12.5). At the closing, the Purchasing Members shall pay to the Adverse Member, by cash or other immediately available funds, the purchase price for the Adverse Member's Membership Interest and the Adverse Member shall deliver to the Purchasing Members good title, free and clear of any liens or encumbrances (other than those created by this Agreement) to the Adverse Member's Membership Interest thus purchased.

     At the closing, the Members shall execute such documents and instruments of conveyance as may be necessary or appropriate to effectuate the transactions contemplated hereby, including the Transfer of the Adverse Member's Membership Interest to the Purchasing Members and the assumption by each Purchasing Member of the Adverse Member's obligations with respect to the Adverse Member's Membership Interest Transferred to such Purchasing Member. The Company and each Member shall bear its own costs of such Transfer and closing, including attorneys' fees and filing fees. The cost of determining Net Equity shall be borne one-half by the Adverse Member and one-half by the Purchasing Member.

     12.3 NET EQUITY. The "Net Equity" of a Member's Membership Interest, as of any day, shall be the amount that would be distributed to such Member in liquidation of the Company pursuant to Section 13.2 if (i) the Company's business were sold substantially as an entirety for Gross Appraised Value,
(ii) the Company paid, or established reserves pursuant to Section 13.2 for the payment of, all Company liabilities and (iii) the Company distributed the remaining proceeds to the Members in liquidation, all as of such day.

     The Net Equity of a Member's Membership Interest shall be determined, without audit or certification, from the books and records of the Company by the Company's accountants. The Net Equity of a Member's Membership Interest shall be determined within thirty (30) days of the day upon which the accountants are apprised in writing of the Gross Appraised Value of the Company's Property, and the amount of such Net Equity shall be disclosed to the Company and each of the Members by written notice ("NET EQUITY NOTICE"). The Net Equity determination of the accountants shall be final and binding in the absence of a showing of manifest error.

     12.4   GROSS APPRAISED VALUE.

     (a) "GROSS APPRAISED VALUE," as of any day, shall be equal to the fair market value of Company Property as of such day. As used herein, as of any day, "fair market value" of the Property means the price at which a willing seller would sell, and a willing buyer would buy, the Property, free and clear of all liens, security interests or other encumbrances, in an arm's length transaction for cash, without time constraints and without being under any compulsion to buy or sell.

     (b) The Executive Committee shall retain a qualified and independent valuer to make a determination of Gross Appraised Value when any such determination is required hereunder and to report thereon to the Executive Committee. Such report will not be binding on the Executive Committee who shall make the final determination of the Gross Appraised Value within 30 days of receipt of the report of the valuer. Notwithstanding, the foregoing provisions of this Section 12.4(b), in the event that an independent transaction has taken place within the previous twelve months which in the reasonable opinion of the Executive Committee establishes a reasonable basis for the determination of the Gross Appraised Value, the Executive Committee shall not be required to retain a valuer and shall independently establish the Gross Appraised Value within 60 days of a request to do so hereunder. The Executive Committee shall apprise the Company's accountants in writing of the Gross Appraised Value forthwith after it is determined.

     12.5 EXTENSION OF TIME. If any Transfer of a Member's Membership Interest in accordance with this Article 12 or Article 11 requires the consent, approval, waiver, or authorization of any governmental authority or of the stockholders of a Member or any of its Affiliates as a condition to the lawful and valid Transfer of such Member's Membership Interest to the proposed transferee thereof, then each of the time periods provided in this Article 12 or
Article 11, as applicable, for the closing of such Transfer shall be suspended for the period of time during which any such consent, approval, waiver, or authorization is being diligently pursued; PROVIDED HOWEVER, that in no event shall the suspension of any time period pursuant to this Section 12.5 extend for more than three hundred sixty-five (365) days other than in the case of a purchase of an Adverse Member's Membership Interest. Each Member agrees to use its diligent efforts to obtain, or to assist the affected Member or the Managers in obtaining, any such consent, approval, waiver, or authorization and shall cooperate and use its diligent efforts to respond as promptly as practicable to all inquiries received by it, by the affected Member or by the Managers from any governmental authority for initial or additional information or documentation in connection therewith. Any extension of time pursuant to this Section 12.5 will not otherwise effect the terms of the Transfer in question including without limitation any determination of Gross Appraised Value or Net Equity in connection therewith and any such determination shall remain in effect and will be utilized in connection with the ultimate completion of the Transfer in question.

                                     ARTICLE 13
                             DISSOLUTION AND WINDING UP

     13.1   DISSOLUTION EVENTS.

     (a) DISSOLUTION. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "DISSOLUTION EVENT"):

            (i) A judicial determination that an event has occurred that makes it unlawful, impossible, or impractical to carry on the Business;

            (ii) The Bankruptcy, dissolution, retirement, resignation, or expulsion of any Member; PROVIDED that any such event will not be deemed a Dissolution Event in the event that there are at least two remaining Members and each remaining Member agrees to continue the business of the Company within ninety (90) days after the occurrence of such an event.

            (iii)  The Approval of the Members; or

            (iv)   If the Subsidiary has not:

                   (A) recorded premium income in excess of $0.00 for the six month period following the Effective Date;

                   (B) recorded premium income in excess of $5 million for the twelve month period following the Effective Date; or

                   (C) recorded premium income in excess of $10 million for the eighteen month period following the Effective Date.

     The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

     (b) RECONSTITUTION. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within an additional ninety (90) days after such determination (the "RECONSTITUTION PERIOD"), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 13.2 hereof. If such an election is made within the Reconstitution Period, then:

            (i) The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in this Section 13.1(a);

            (ii) Unless otherwise agreed by way of an Approval of the Members, the Certificate and this Agreement shall automatically constitute the Certificate and Agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption or release of any Member's or the Company's liabilities shall be required; PROVIDED that the right of the Members to select successor managers and to reconstitute and continue the Business shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

     13.2   WINDING UP.  Upon the occurrence of (i) a Dissolution Event or
(ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 13.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, PROVIDED that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 13.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed as soon as practicable after the occurrence of the applicable Dissolution Event. The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property or the proceeds from the sale thereof (as determined pursuant to Section 13.9 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

     (a) First, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under Section 18-601 or 18-604 of the Act;

     (b) Second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Act; and

     (c) The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

     No Member or Manager shall receive additional compensation for any services performed pursuant to this Section 13.

     13.3 COMPLIANCE WITH CERTAIN REQUIREMENTS OF REGULATIONS; DEFICIT CAPITAL ACCOUNTS. In the event the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the Members who have positive Capital Accounts, in proportion to each Members Capital Account balance, in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions, and allocations for all Calendar Years, including the Calendar Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article 13 may be:

     (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 13.2 hereof; or

     (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, PROVIDED that such withheld amounts shall be distributed to the Members as soon as practicable.

     13.4 RIGHTS OF MEMBERS. Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member or Manager for the deficiency.

     13.5   NOTICE OF DISSOLUTION/TERMINATION.

     (a) In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 13.1, result in a dissolution of the Company, the Managers shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managers) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Managers).

     (b) Upon completion of the distribution of the Company's Property as provided in this Article 13, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

     13.6 ALLOCATIONS DURING PERIOD OF LIQUIDATION. During the period commencing on the first day of the Calendar Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 13.2 hereof (the "LIQUIDATION PERIOD"), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 4 hereof.

     13.7 CHARACTER OF LIQUIDATING DISTRIBUTIONS. All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

     13.8   THE LIQUIDATOR.

     (a) DEFINITION. The "LIQUIDATOR" shall mean a Person appointed by the Board of Managers to oversee the liquidation of the Company.

     (b) FEES. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article 13 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services unless the liquidator is a Manager or a Member, in which case such Manager or Member shall receive no fee.

     (c) INDEMNIFICATION. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation by the Liquidator of the applicable laws or regulations or terms of the Liquidation's engagement which violation was material to the cause of action.

     13.9 FORM OF LIQUIDATING DISTRIBUTIONS. For purposes of making distributions required by Section 13.2 hereof, the Liquidator shall sell all of the Property and distribute the proceeds therefrom unless the Liquidator and the Managers agree on the distribution of any Property in-kind, in which case the Liquidator shall proceed as agreed with the Managers in such regard.

                                   ARTICLE 14
                                POWER OF ATTORNEY

     14.1 MANAGERS AS ATTORNEYS-IN-FACT. Each Member hereby makes, constitutes, and appoints Bradley K. Serwin and R. Steven Clark, either of whom may act alone, with full power of substitution and resubstitution, such Member's true and lawful attorneys-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Board Managers may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (ii) any and all amendments, restatements or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, which the Board Managers may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements or changes to reflect (A) any amendments adopted by the Members in accordance with the terms of this Agreement, (B) the admission of any substituted Member and (C) the disposition by any Member of his interest in the Company; (iii) all certificates of cancellation and other instruments which the Board Managers deem necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement and (iv) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Board Managers to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes each such attorneys-in-fact to take any further action which such attorneys-in-fact shall consider necessary in connection with any of the foregoing, hereby giving such attorneys-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that any such attorneys-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

     14.2   NATURE OF SPECIAL POWER.  The power of attorney granted to Bradley
K. Serwin and R. Steven Clark pursuant to this Article 14:

     (a) Is a special power of attorney coupled with an interest and is irrevocable;

     (b) May be exercised by any such attorneys-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

     (c) Shall survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its interest in the Company (except that where the assignment is of such Member's entire interest in the Company and the assignee, with the consent of the other Members as provided herein, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member's, or assignee's successors and assigns.

                                     ARTICLE 15
                                   MISCELLANEOUS

     15.1 NOTICES. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes
(i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent either by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Members and Managers:

     (a) If to the Company, to the address determined pursuant to Section 2.4 hereof;

     (b)    If to the Managers, to the address set forth in EXHIBIT D hereto;

     (c)    If to a Member, to the address set forth in EXHIBIT B hereto.

     15.2 BINDING EFFECT. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

     15.3 CONSTRUCTION. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

     15.4 TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

     15.5 HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

     15.6 SEVERABILITY. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this
Section 15.6 shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

     15.7 INCORPORATION BY REFERENCE. Every exhibit, schedule, and other appendix attached to this Agreement and referred to herein is not incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

     15.8 VARIATION OF TERMS. All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

     15.9 GOVERNING LAW. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

     15.10 PAYMENT OF FEES AND EXPENSES. The Company shall pay all expenses incurred with respect to this Agreement. If any remedy at law or in equity is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     15.11 WAIVER OF JURY TRIAL. Each of the Members irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

     15.12 COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     15.13 SPECIFIC PERFORMANCE. Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

     IN WITNESS WHEREOF, the parties have executed and entered into this Operating Agreement as of the day first above set forth.

                                        /s/ R. Steven Clark
                                        ----------------------------------------
                                                    R. STEVEN CLARK

                                        /s/ Edward A. Lopit
                                        ----------------------------------------
                                                    EDWARD A. LOPIT

                                        /s/ Lawrence A.Riggs
                                        ----------------------------------------
                                                   LAWRENCE A. RIGGS

                                        /s/ John R. Snyder
                                        ----------------------------------------
                                                     JOHN R. SNYDER

                                        PAULA FINANCIAL, a Delaware corporation

                                        By: /s/ Bradley K. Serwin
                                        ----------------------------------------
                                        Name: Bradley K. Serwin
                                        Title:  Sr. V.P.